shareholder
letter
Q2 2024

our mission is
to develop the
best education
in the world
and make it universally available.

DUOLINGO Q2 / FY 2024                                     2

Q2 Highlights

User Metrics	Q2 2023	Q2 2024
Daily Active Users	21.4M	34.1M
59% YoY
Monthly Active Users	74.1M	103.6M
40% YoY
Paid Subscribers	5.2M	8.0M
at period end		52% YoY
Paid Subscriber Penetration	7.9%	8.6%
as % of MAU*

Financial Metrics	Q2 2023	Q2 2024
Revenue	$126.8M	$178.3M
41% YoY
Total Bookings	$137.5M	$190.1M
38% YoY
Net Income	$3.7M	$24.4M

Adjusted EBITDA	$20.9M	$48.1M
	16.5% margin	27.0% margin
*LTM MAU
DUOLINGO Q2 / FY 2024                                  3

Dear shareholders,

Our Q2 results reflect another outstanding quarter, with strong user, bookings and profitability growth. We also made progress on important initiatives like Duolingo Max.

Second quarter highlights

•Total bookings were $190.1 million, an increase of 38% from the prior year quarter;
•Subscription bookings were $156.5 million, an increase of 47% from the prior year quarter;
•Paid subscribers totaled 8.0 million at quarter end, an increase of 52% from the prior year quarter;
•Daily active users (DAUs) were 34.1 million, an increase of 59% from the prior year quarter, and monthly active users (MAUs) were 103.6 million, an increase of 40% from the prior year quarter;
•Total revenues were $178.3 million, an increase of 41% from the prior year quarter;
•Net income was $24.4 million, compared to $3.7 million in the prior year quarter;
•Adjusted EBITDA was $48.1 million, compared to $20.9 million in the prior year quarter, a 27.0% versus 16.5% Adjusted EBITDA margin, respectively; and
•Cash flow from operating activities was $62.4 million, compared to $37.2 million in the prior year quarter, and free cash flow was $54.9 million, compared to $34.3 million in the prior year quarter.

User growth

We believe that coupling an app that is fun and effective with our unique marketing approach is driving growth in both mature and underpenetrated markets. As we’ve discussed in past shareholder letters, our award-winning marketing efforts are primarily social-first, with culturally relevant and humorous content to foster affinity with our brand. So far this year, our organic social media impressions are 190% higher than in the same period last year. Our April Fool’s campaign, Duolingo on Ice, garnered nearly 100 million impressions, over four times that of our Love Language campaign in 2023.

International growth playbook: Spotlight on Japan

By leveraging our proven social-first marketing approach from established markets, we've developed an effective international playbook that we can apply to high-opportunity geographies.

Japan exemplifies our playbook in action. We started by investing a modest amount in marketing to ignite growth. Afterwards, we hired a country marketing manager to spearhead the creation of culturally relevant content focused on entertainment, leveraging influencers and brand partnerships.

The results to date have been impressive. In Q2, Japan had 93% DAU and 58% bookings growth compared to the prior year quarter.

We believe there are many untapped markets where we can apply this playbook. To that end, we’ve recently added country marketing managers in France and Korea, which we believe also have attractive potential.

DUOLINGO Q2 / FY 2024                                   4

Introducing the Friend Streak

We continue to invest in social interactions among our learners, which have been a driver of user engagement and retention. Features like Friends Quests and Leaderboards not only encourage learners to come back more often, but also transform learning into a shared journey. Over half of our DAUs now follow at least one friend.
We've also talked about the streak being a powerful mechanic that helps users stick to their daily habit. Today, one out of every five of our DAUs has a streak longer than 365 days.
I'm excited to share that we've brought both of these ideas together in our newest feature called the Friend Streak. Now, you can invite up to five of your friends to each share a streak with you. If your friend hasn't done their lesson, you can send a nudge reminding them to extend their streak. Early results have been excellent, since users are not only accountable to themselves, but also to their friends.

DUOLINGO Q2 / FY 2024                                   5

Monetization: Enhanced experience

We continue to enhance our subscription offerings in order to increase revenue. Duolingo Max gives users a more immersive experience, while the family plan offers a fun way to learn together at a compelling value.

•Duolingo Max: This premium tier, which includes GenAI-enabled features, is now available in 5 courses and 27 countries, which together comprise about 15% of our DAUs. We’re also experimenting with an innovative, new premium feature that allows learners to practice real-time, spoken conversation with Duolingo characters. You can expect us to continue iterating on Max and expanding its availability to additional geographies, with most users having access to it by year end. We plan to share more details about Max at Duocon in September.

•Family Plan: Currently, our family plan accounts for approximately 20% of subscribers and has higher retention than individual plans. We’re focused on increasing adoption by increasing the visibility of the family plan among free learners, driving upgrades from current individual subscribers, and increasing engagement among existing family members.

Closing

In July, we announced the acquisition of Hobbes, a Detroit-based motion design and animation studio. This investment underscores our commitment to design and animation, which are key drivers of user engagement and monetization, and cornerstones of the Duolingo brand.

I invite you to tune into Duocon on September 24 to hear more about our biggest product announcements of the year.

Until next time, start a Friend Streak and don’t let your friends down!

Luis von Ahn
CEO and Co-Founder
DUOLINGO Q2 / FY 2024                                   6

financial performance and outlook

Summary of Financial and Key Operating Metrics

(in millions)	Q2 2023	Q2 2024	YoY
User Metrics

Monthly active users (MAUs)	74.1	103.6	40%
Daily active users (DAUs)	21.4	34.1	59%
Paid subscribers (period end)	5.2	8.0	52%
Operating Metrics

Subscription bookings	$106.3	$156.5	47%
Total bookings	$137.5	$190.1	38%
GAAP Financial Measures

Revenues	$126.8	$178.3	41%
Gross profit	$93.1	$131.0	41%
Gross margin (%)	73.4%	73.4%	~10 bps
Net income	$3.7	$24.4	>100%
Net cash from operating activities	$37.2	$62.4	68%
Non-GAAP Financial Measures (1)

Adjusted EBITDA	$20.9	$48.1	>100%
Adjusted EBITDA margin	16.5%	27.0%	~10.5 pts
Free cash flow	$34.3	$54.9	60%
Free cash flow margin	27.1%	30.8%	~4 pts

(1) Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

Amounts reported in millions are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. In addition, percentages presented are calculated from the underlying numbers in thousands and may not add to their respective totals due to rounding.

DUOLINGO Q2 / FY 2024                                   8

Bookings ($M)	Revenue ($M)

+38%	+41%

Subscription	Non-Subscription

In Q2, total bookings were $190.1 million, growing 38% year over year on a reported basis (and 41% on a constant currency basis), driven primarily by a 47% increase in subscription bookings on a reported basis (and 50% on a constant currency basis). Revenues totaled $178.3 million in Q2, representing a 41% increase on a reported basis (and 42% on a constant currency basis), driven primarily by growth in subscription revenue, which grew 51% year over year on a reported basis (and 52% on a constant currency basis), and comprised 81% of revenues.

The increase in both subscription bookings and subscription revenue was primarily attributable to an increase in the average number of paid subscribers year over year.

The table below provides revenues by product type:

(in millions)	Q2 2023	Q2 2024	Change	% Change

Subscription	$95.2	$143.9	$48.8	51%
Other (1)	$31.7	$34.4	$2.7	9%
Total revenues	$126.8	$178.3	$51.5	41%
________________
(1) Other revenue is comprised mainly of Advertising, Duolingo English Test, and In-App Purchases.

Total gross margin was 73.4% during both the three months ended June 30, 2024 and 2023. Q2 2024 was the same as the year ago period due to a higher subscription gross margin contribution from an increase in subscriber revenue as a percentage of total revenue, partially offset by a decline in Advertising margins, which was due to a decrease in average revenue per DAU.

DUOLINGO Q2 / FY 2024                                   9

GAAP Operating Expenses (% of Revenue)	Non-GAAP Operating Expenses (% of Revenue)

R&D	S&M	G&A

We report three categories of operating expenses: Research and development (R&D), Sales and marketing (S&M), and General and administrative (G&A). Non-GAAP operating expenses† represent GAAP expenses adjusted for depreciation, amortization, stock-based compensation expenses related to equity awards, and other expenses. The most significant adjustment in Q2 2024 was for stock-based compensation (SBC) expenses related to equity awards of $28 million. Approximately one fifth of our SBC expense in Q2 was related to our pre-IPO founder equity awards, which are intended to serve as our founders’ sole equity award opportunity through 2031.

In Q2, we achieved leverage across total operating expenses and for each category of operating expense, both on a GAAP and non-GAAP basis, because we continued to scale our revenue faster than our operating expenses. GAAP R&D expense decreased from 38% to 31% of revenue year over year. On a non-GAAP basis, R&D expense decreased year over year from 29% to 23%. GAAP S&M expense decreased from 14% to 11% of revenue year over year. On a non-GAAP basis, S&M expense decreased year over year from 13% to 11%. GAAP G&A expense decreased from 25% to 21% of revenue year over year. On a non-GAAP basis, G&A expense decreased year over year from 15% to 14%.

†Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.
DUOLINGO Q2 / FY 2024                                   10

Adjusted EBITDA ($M)	Free Cash Flow ($M)

16.5%	27.0%	Margin	27.1%	30.8%

In Q2, we achieved our highest quarterly Adjusted EBITDA†, which increased by $27.2 million year over year to $48.1 million, a 27.0% Adjusted EBITDA margin†. The increase in margin was driven by growth in revenue and improved leverage across all categories of operating expenses.

During Q2, we generated free cash flow (FCF)† of $54.9 million, a 30.8% FCF margin†, driven primarily by an increase in cash from operations. Cash from operations increased mainly due to generation of higher net income during the current period.

†Please refer to the Appendix at the end of this letter for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.
DUOLINGO Q2 / FY 2024                                   11

Q3 and FY 2024 Guidance

Duolingo is providing the following guidance for the third quarter ending September 30, 2024 and the full year ending December 31, 2024.

(in millions)	Q3 2024	FY 2024
Bookings	$194.5 - $197.5	$820.5 - $827.5
YoY Bookings Growth	26.6% - 28.6%	31.9% - 33.0%
Revenues	$186.7 - $189.7	$731.3 - $738.3
YoY Revenue Growth	35.6% - 37.8%	37.7% - 39.0%
Adjusted EBITDA	$40.1 - $42.7	$175.5 - $184.6
Adjusted EBITDA margin	21.5% - 22.5%	24% - 25%

With regards to the non-GAAP Adjusted EBITDA and Adjusted EBITDA margin outlook provided above, a reconciliation to GAAP net income, the most directly comparable financial measure presented in accordance with GAAP, has not been provided as the quantification of certain items included in the calculation of GAAP net income cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expenses related to equity awards requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, we are unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.

Video Webcast

Duolingo will host a video webcast to discuss its second quarter and full year results today, August 7, 2024, at 5:30 p.m. ET. This live webcast and related materials will be publicly available and can be accessed at investors.duolingo.com. A replay will be available on the Investor Relations website two hours following completion of the webcast and will remain available for a period of one year.

About Duolingo

Duolingo is the leading mobile learning platform globally. Its flagship app has organically become the world's most popular way to learn languages and the top-grossing app in the Education category on both Google Play and the Apple App Store. With technology at the core of everything it does, Duolingo has consistently invested to provide learners a fun, engaging, and effective learning experience while remaining committed to its mission to develop the best education in the world and make it universally available.

DUOLINGO Q2 / FY 2024                                   12

Definitions

Monthly Active Users (MAUs). MAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each month. MAUs are reported for a measurement period by taking the average of the MAUs for each calendar month in that measurement period. The measurement period for MAUs is the three months ended June 30, 2024 and the same period in the prior year where applicable, and the analysis of results is based on those periods. MAUs are a measure of the size of our global active user community on Duolingo.

Daily Active Users (DAUs). DAUs are defined as unique users who engage with our Duolingo App or the learning section of our website each calendar day. DAUs are reported for a measurement period by taking the average of the DAUs for each day in that measurement period. The measurement period for DAUs is the three months ended June 30, 2024 and the same period in the prior year where applicable, and the analysis of results is based on those periods. DAUs are a measure of the consistent engagement of our global user community on Duolingo.

Paid Subscribers. Paid subscribers are defined as users who pay for access to any Duolingo subscription offering and had an active subscription as of the end of the measurement period. Each unique user account is treated as a single paid subscriber regardless of whether such user purchases multiple subscriptions, and the count of paid subscribers does not include users who are currently on a free trial or who are non-paying members of a family plan.

Subscription Bookings and Total Bookings. Subscription bookings represent the amounts we receive from a purchase of any Duolingo subscription offering. Total bookings include subscription bookings, income from advertising networks for advertisements served to our users, purchases of the Duolingo English Test, and in-app purchases of virtual goods. We believe bookings provide an indication of trends in our operating results, including cash flows, that are not necessarily reflected in our revenues because we recognize subscription revenues ratably over the lifetime of a subscription, which is generally from one to twelve months.

Limitation of Key Operating Metrics and Other Data

We manage our business by tracking several operating metrics, including MAUs, DAUs, paid subscribers, and subscription and total bookings. While these metrics are based on what we believe to be reasonable estimates of our user base for the applicable period of measurement, there are inherent challenges in measuring how our platform is used. These metrics are determined by using internal data gathered on an analytics platform that we developed and operate and have not been validated by an independent third party. This platform tracks user account and session activity. If we fail to maintain an effective analytics platform, our metrics calculations may be inaccurate. We believe that these metrics are reasonable estimates of our user base for the applicable period of measurement, and that the methodologies we employ and update from time-to-time to create these metrics are reasonable bases to identify trends in user behavior. Because we update the methodologies we employ to create metrics, our operating metrics may not be comparable to those in prior periods. Other companies, including companies in our industry, may calculate these metrics differently.

DUOLINGO Q2 / FY 2024                                   13

Non-GAAP Financial Measures

We use certain non-GAAP financial measures to supplement our Unaudited Condensed Consolidated Financial Statements, which are presented in accordance with GAAP. Non-GAAP financial measures include Adjusted EBITDA; Adjusted EBITDA margin; non-GAAP R&D expense, non-GAAP S&M expense and non-GAAP G&A expense (collectively, the “non-GAAP operating expenses”); Free cash flow, and Free cash flow margin. Please refer to the definitions and reconciliation at the end of this letter. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. By excluding certain items that may not be indicative of our recurring core operating results, we believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance. Accordingly, we believe these non-GAAP financial measures are useful to investors and others because they allow for additional information with respect to financial measures used by management in its financial and operational decision-making and they may be used by our institutional investors and the analyst community to help them analyze the health of our business. However, there are a number of limitations related to the use of non-GAAP financial measures, and these non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, our financial results prepared in accordance with GAAP. Other companies, including companies in our industry, may calculate these non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

The effect of currency exchange rates on our business is an important factor in understanding period to period comparisons. We use non-GAAP percentage change in constant currency revenues, which exclude the impact of fluctuations in foreign currency exchange rates, for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe this information is useful to investors to facilitate comparisons and better identify trends in our business. The impact of changes in foreign currency may vary significantly from period to period, and such changes generally are outside of the control of our management. We calculate constant currency revenues by using current period foreign currency revenues and translating them to constant currency using prior year comparable period exchange rates for the entire period of related bookings. Constant currency revenue percentage change is calculated by dividing the difference between constant currency revenue and the prior year comparable period revenue by the prior year comparable period revenue.

DUOLINGO Q2 / FY 2024                                   14

Forward-Looking Statements

This Shareholder Letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this letter, including without limitation, statements regarding our business model and strategic priorities for growth and monetization, including the expected benefits and efficacy of, new products, the effectiveness of our marketing efforts, our international market opportunity, and our financial outlook are forward-looking statements. Without limiting the generality of the foregoing, you can identify forward-looking statements because they contain words such as “may,” “will,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “goal,” “objective,” “seeks,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such forward-looking statements are neither promises nor guarantees, but involve a number of known and unknown risks, uncertainties and assumptions that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to: our ability to retain and grow our users and sustain their engagement with our products; competition in the online language learning industry; our limited operating history; our ability to maintain profitability; our ability to manage our growth and operate at such scale; the success of our investments; our reliance on third-party platforms to store and distribute our products and collect revenue; our reliance on third-party hosting and cloud computing providers; our ability to compete for advertisements; acceptance by educational organizations of technology-based education; our ability to access, collect, and use personal data about our users and payers, and to comply with applicable data privacy laws; regulatory and legislative developments on the use of artificial intelligence and machine learning; potential intellectual property-related litigation and proceedings; our ability adequately obtain, protect and maintain our intellectual property rights; and the other important factors more fully detailed under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as any such factors may be updated from time to time, including without limitation in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 and in our other filings with the SEC, accessible on the SEC’s website at www.sec.gov and the Investor Relations section of the Company’s website at investors.duolingo.com. All forward-looking statements speak only as of the date of this letter. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.duolingo.com, and also from time to time may use social media channels, including our X (formerly Twitter) account x.com/duolingo and our LinkedIn account linkedin.com/company/duolingo, as an additional means of disclosing public information to investors, the media, and others interested in us. It is possible that certain information we post on our website and on social media could be deemed to be material information, and we encourage investors, the media, and others interested in us to review the business and financial information we post on our website and on the social media channels identified above, in addition to following our press releases, SEC filings, public conference calls, presentations, and webcasts. The information contained on, or that may be accessed through, our website and our social media channels is not incorporated by reference into, and is not a part of, this document.
DUOLINGO Q2 / FY 2024                                   15

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	December 31, 2023	June 30, 2024

ASSETS
Cash and cash equivalents	$747,610	$888,240
Accounts receivable	88,975	77,722
Deferred cost of revenues	53,931	63,285
Prepaid expenses and other current assets	7,282	12,317
Noncurrent assets	56,159	97,879
Total assets	$953,957	$1,139,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deferred revenues	249,192	291,477
Accounts payable	2,447	3,405
Other current liabilities	25,723	22,842
Long-term obligation under operating leases	21,094	54,775
Total liabilities	298,456	372,499
Total stockholders’ equity	655,501	766,944
Total liabilities and stockholders' equity	$953,957	$1,139,443

DUOLINGO, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Three Months Ended June 30,
(in thousands)	2023	2024

Revenues	$126,839	$178,327
Cost of revenues	33,788	47,349
Gross profit	93,051	130,978
Operating expenses:
Research and development	47,947	55,147
Sales and marketing	17,734	20,174
General and administrative	32,235	36,957
Total operating expenses	97,916	112,278
(Loss) income from operations	(4,865)	18,700
Other expense, net of other income	(268)	(707)
(Loss) income before interest income and income taxes	(5,133)	17,993
Interest income	7,543	10,721
Income before income taxes	2,410	28,714
(Benefit) provision for income taxes	(1,315)	4,363
Net income and comprehensive income	$3,725	$24,351
DUOLINGO Q2 / FY 2024                                   16

DUOLINGO, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(in thousands)	2023	2024

Cash flows from operating activities:
Net income	$1,143	$51,307
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,396	4,317
Stock-based compensation expense	44,787	51,731
Gain on sale of capitalized software	(100)	—
Changes in assets and liabilities:	17,545	38,547
Net cash provided by operating activities	66,771	145,902
Net cash used for investing activities	(4,683)	(13,677)
Net cash provided by financing activities	8,397	8,405
Net increase in cash, cash equivalents and restricted cash	70,485	140,630
Cash, cash equivalents and restricted cash - Beginning of period	608,180	750,345
Cash, cash equivalents and restricted cash - End of period	$678,665	$890,975

DUOLINGO Q2 / FY 2024                                   17

appendix

e

Reconciliation: Adjusted EBITDA and Adjusted EBITDA Margin and GAAP Operating Expenses and Non-GAAP Operating Expenses

Adjusted EBITDA is defined as net income excluding interest income, income taxes, depreciation and amortization, stock-based compensation expenses related to equity awards, transaction costs related to acquisitions, and acquisition earn-out costs. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenues. GAAP operating expenses consist of research and development, sales and marketing, and general and administrative expenses. Non-GAAP operating expenses are defined as the respective GAAP operating expenses excluding depreciation and amortization, stock-based compensation expenses related to equity awards, and, as applicable, transaction costs related to an acquisition and acquisition earn-out costs. These non-GAAP financial measures are used by management to evaluate the financial performance of our business and we present these non-GAAP financial measures because we believe that they are helpful in highlighting trends in our operating results and that they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. The following tables present a reconciliation of our net income and GAAP operating expenses, the most directly comparable financial measure presented in accordance with GAAP, to Adjusted EBITDA and Adjusted EBITDA margin and non-GAAP operating expenses, respectively.

	Three Months Ended June 30,
(in thousands)	2023	2024
Net income	$3,725	$24,351
Add (deduct):
Interest income	(7,543)	(10,721)
(Benefit) provision for income taxes	(1,315)	4,363
Depreciation and amortization	1,634	2,243
Stock-based compensation expenses related to equity awards (1)	24,258	27,544
Acquisition transaction costs (2)	—	337
Acquisition earn-out costs (3)	112	—
Adjusted EBITDA	$20,871	$48,117

Revenues	$126,839	$178,327

Adjusted EBITDA margin	16.5%	27.0%

DUOLINGO Q2 / FY 2024                                          19

Reconciliation: GAAP to Non-GAAP Operating Expense
	Three Months Ended June 30,
(in thousands)	2023	2024

Total GAAP Operating Expense	$97,916	$112,278
Less: Depreciation and amortization	(1,232)	(1,299)
Less: Stock-based compensation expenses related to equity awards (1)	(24,244)	(27,526)
Less: Other adjustments (2) (3)	(112)	(337)
Non-GAAP Operating Expense	$72,328	$83,116

Reconciliation: GAAP to Non-GAAP R&D Expense
	Three Months Ended June 30,
(in thousands)	2023	2024

Total GAAP R&D Expense	$47,947	$55,147
Less: Depreciation and amortization	(409)	(500)
Less: Stock-based compensation expenses related to equity awards (1)	(11,319)	(14,471)
Non-GAAP R&D Expense	$36,219	$40,176

Reconciliation: GAAP to Non-GAAP S&M Expense
	Three Months Ended June 30,
(in thousands)	2023	2024

Total GAAP S&M Expense	$17,734	$20,174
Less: Depreciation and amortization	(266)	(217)
Less: Stock-based compensation expenses related to equity awards (1)	(995)	(1,222)
Non-GAAP S&M Expense	$16,473	$18,735

Reconciliation: GAAP to Non-GAAP G&A Expense
	Three Months Ended June 30,
(in thousands)	2023	2024

Total GAAP G&A Expense	$32,235	$36,957
Less: Depreciation and amortization	(557)	(582)
Less: Stock-based compensation expenses related to equity awards (1)	(11,930)	(11,833)
Less: Other adjustments (2) (3)	(112)	(337)
Non-GAAP G&A Expense	$19,636	$24,205
DUOLINGO Q2 / FY 2024                                          20

Reconciliation: Free Cash Flow and Free Cash Flow Margin

Free cash flow represents net cash provided by operating activities, reduced by capitalized software development costs and purchases of property and equipment and increased by taxes paid related to stock-based compensation equity awards and transaction costs related to acquisitions as we believe they are not indicative of future liquidity. Free cash flow margin is defined as Free cash flow as a percentage of revenues. We believe that free cash flow is a measure of liquidity that provides useful information to our management, investors and others in understanding and evaluating the strength of our liquidity and future ability to generate cash that can be used for strategic opportunities or investing in our business. Free cash flow has certain limitations in that it does not represent our residual cash flow for discretionary expenditures and our non-discretionary commitments. The following table presents a reconciliation of net cash provided by operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow.

	Three Months Ended June 30,
(in thousands)	2023	2024

Net cash provided by operating activities	$37,167	$62,388
Less: Capitalized software development costs and purchases of intangible assets	(2,544)	(3,093)
Less: Purchases of property and equipment	(827)	(5,563)
Plus: Taxes paid related to stock-based compensation equity awards	544	798
Plus: Acquisition transaction costs (2)	—	337
Free cash flow	$34,340	$54,867

Revenues	$126,839	$178,327

Free cash flow margin	27.1%	30.8%

(1) In addition to stock-based compensation expense of $26.7 million and $23.7 million for the three months ended June 30, 2024 and 2023, this includes costs incurred related to taxes paid on equity transactions.
(2) Represents costs incurred related to acquisitions, including integration costs.
(3) Represents costs incurred related to the earn-out payment on an acquisition.
DUOLINGO Q2 / FY 2024                                          21

Contacts

Investor Relations:
Deborah Belevan, VP of Investor Relations
ir@duolingo.com

Press:
Sam Dalsimer, Global Head of Communications
press@duolingo.com
DUOLINGO Q2 / FY 2024                                          22